Exhibit 5.1

[Manatt, Phelps & Phillips, LLP Letterhead]

March 6, 2014

Mandalay Digital Group, Inc.

2811 Cahuenga Blvd

Los Angeles, CA 90068

Re:	Registration Statement on Form S-3; Commission File No. 333-189783

Ladies and Gentlemen:

We have acted as special counsel to Mandalay Digital Group, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 (File No. 333-189783) (as amended, the “Registration Statement”) (and a related registration statement on Form S-3 (File No. 333-194287) filed pursuant to Rule 462(b) under the Securities Act) and the prospectus supplement dated March 5, 2014 (the “Prospectus Supplement”) with respect to the sale of an aggregate amount of 4,881,750 shares (the “Shares”), which includes 4,245,000 Firm Shares and 636,750 Optional Shares, of Common Stock, par value $0.0001 per share (the “Common Stock”). The Shares are to be sold to the several underwriters named in Schedule I (the “Underwriters”) of the Underwriting Agreement dated March 4, 2014 among the Company and the Underwriters, for which Ladenburg Thalmann & Co. Inc. is acting as representatives (the “Underwriting Agreement”), which Underwriting Agreement will be field as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered against the consideration therefor in each case as provided pursuant to the terms of the Underwriting Agreement will be validly issued, fully paid and nonassessable shares of the Common Stock.

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP